UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2008

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-101117	16-1634847
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11000 North IH-35, Austin, Texas		78753-3195
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 837-8810

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

2008 Stock-Based Compensation Update
On May 6, 2008, the Board approved an option grant to employees of the Company, including named executive officers, based on the closing price of the Company’s common stock on May 9, 2008, after the trading window opens for insiders pursuant to the Policy on the Prevention of Insider Trading. The Board clarified its intent to issue stock options to employees annually following the Annual Meeting of Shareholders and as soon as permitted by its Policy on the Prevention of Insider Trading.

Additionally, the Board agreed to a plan to accelerate the vesting of options granted to employees in 2008, including named executive officers, if and to the extent that the Company achieves certain earnings per share targets. Traditionally the Company’s option grants have vested over a five-year period annually in equal 20% increments. The Board modified the vesting of options to be granted on May 9, 2008 such that to the extent the Company achieves the earnings per share targets, up to 60% of the options would be accelerated and become fully vested in the first quarter of fiscal 2009, with the remaining options vesting annually in equal 20% amounts thereafter. The Company believes that Instruction 4 to Item 402(b) of Regulation S−K is applicable to the specific earnings per share targets because such disclosure would cause competitive harm to the Company as the financial targets involve confidential information.

Annual Bonus Program
The Board also clarified the 2008 Bonus Plan that it adopted on February 27, 2008 to make a payment of some portion of the potential annual bonus more achievable by employees and executive officers. The 2008 Bonus Plan was adopted to provide an outcome-based annual cash incentive to executive officers and key employees. Payments under the 2008 Bonus Plan, if any, are contingent upon our achievement of specified corporate objectives, as well as the employee’s continued employment with the Company on the date of payment. The payment date for named executive officers is expected to be in the first quarter of fiscal 2009, if a bonus is achieved.

The Compensation Committee previously set an EBITDA target as a condition to funding the 2008 Bonus Plan. The Company believes that Instruction 4 to Item 402(b) of Regulation S-K is applicable to the specific EBITDA target because such disclosure would cause competitive harm to the Company as the financial target involves confidential information. While the Compensation Committee did not change the EBITDA target for funding the Bonus Plan in fiscal 2008, it modified the payout provision to permit 50% of the potential annual bonus to be paid to employees and named executive officers if the Company achieves approximately 80% of the previously identified EBITDA target, with a maximum of 110% of the potential annual bonus to be paid if the Company exceeds its EBITDA target by more than 30%. The Compensation Committee continues to believe that given the general economic conditions and slow growth in the retail golf market, it will remain difficult for the executive officers to achieve their full potential annual bonus in fiscal 2008. The Compensation Committee believes that this modification will provide a more realistic and achievable incentive in 2008, such that employees and named executive officers may obtain some portion of their potential annual bonus while motivating our named executive officers and employees to exceed their goals.

The Compensation Committee did not set specific individual performance targets for employees or named executive officers but instead has based achievement of the annual bonus on achievement of corporate goals. For additional information on the 2008 Bonus Plan, see our Proxy Materials, available at http://investors.golfsmith.com.

Hanaka Compensation
The Board clarified its agreement with Mr. Hanaka related to payments upon termination of his services as Chairman of the Board. The Board confirmed that Mr. Hanaka will only be entitled to a payment if he ceases his role as Chairman of the Board upon the mutual agreement of the parties and not upon any unilateral decision of Mr. Hanaka to retire from or otherwise leave the Board. Therefore, if the Board and Mr. Hanaka agree that Mr. Hanaka’s role as Chairman of the Company’s Board of Directors will cease, Mr. Hanaka will receive cash compensation of $135,000 and a grant of DSUs in the amount of $100,000.

Item 8.01 Other Events.

In addition, at the Company’s Annual Meeting of Shareholders on May 6, 2008, the shareholders of record ratified the Board’s selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2007.

At a meeting of the Board on May 6, 2008, the Board took the following actions:

1) The Audit Committee of the Board of Directors was reconstituted as follows:

• Marvin Lesser, an independent director, financial expert and Audit Committee Chairman;
• Glenda Chamberlain, an independent director and financial expert; and

2) The Compensation Committee of the Board of Directors was reconstituted as follows:

• Martin Hanaka, Compensation Committee Chairman;
• Glenda Chamberlain, an independent director; and
• Noel Wilens.

3) The Nominating Committee of the Board of Directors was reconstituted as follows:

• Noel Wilens, Nominating Committee Chairman;
• Roberto Buaron; and
• Martin Hanaka.

The Company is a "controlled company" under the rules of the Nasdaq Stock Market, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

May 12, 2008	By:	Virginia Bunte

Name: Virginia Bunte
Title: Chief Financial Officer